CONEXANT SYSTEMS, INC.

June 23, 2006

F. Matthew Rhodes

c/o Conexant Systems, Inc. 4000 MacArthur Boulevard
Newport Beach, California 62660
Re:	Separation and Release Agreement

Dear Matt:

This letter agreement (this “Separation Agreement”) sets forth the agreement between you and Conexant Systems, Inc. (the “Company”) with respect to your (i) resignation as President of the Company and as an officer and director of any subsidiary or affiliate of the Company effective as of January 20, 2006, (ii) your assumption of the position of Executive Assistant to the Chairman and Chief Executive Officer of Conexant for the period from January 20, 2006 through June 30, 2006, and (iii) your resignation as Executive Assistant to the Chairman and Chief Executive Officer of the Company effective as of July 1, 2006. Capitalized terms used herein and not otherwise defined herein will have the meanings set forth in the Employment Agreement (as defined below).

Pursuant to an agreement entered into between you and the Company effective as of January 15, 2004, as amended by letter agreements dated November 12, 2004 and January 20, 2006 (the “Employment Agreement”), you are entitled to certain compensation and benefits and are subject to certain obligations in the event that you terminate your employment with the Company for “Good Reason”. The Board of Directors of the Company has informed you that your duties, responsibilities and title will not be significantly expanded by June 30, 2006. According, for purposes of the Employment Agreement, your termination of employment with the Company will be treated as a termination of employment by you for “Good Reason” pursuant to Section 8(c) of the Employment Agreement, you will be entitled to certain compensation and benefits pursuant to Section 9(d) of the Employment Agreement (“Separation Benefits”) and your Date of Termination pursuant to Section 23 of the Employment Agreement will be July 1, 2006.

The parties acknowledge that Section 409A of the Internal Revenue Code (“Section 409A”) may impose certain limitations and conditions upon the provision of such Separation Benefits. This letter agreement sets forth, among other provisions, the agreement of the parties with respect to the treatment of such Separation Benefits under Section 409A.

1. Resignation as President of the Company and as Officer and Director of any Subsidiary or Affiliate of the Company. You hereby acknowledge your resignation (a) as President of the Company effective as of the January 20, 2006 and (b) as an officer and director of any subsidiary and affiliate of the Company effective as of January 20, 2006. You will no longer possess the powers, duties and responsibilities of the President of the Company or as an officer or director of any subsidiary or affiliate of the Company from and after January 20, 2006.

2. Transition Period. During the period from January 20, 2006 through June 30, 2006 (the “Transition Period”), you will assume the position and duties of Executive Assistant to the Chairman and Chief Executive Officer of the Company and will report to the Chief Executive Officer of the Company. During the Transition Period, you will continue to receive the compensation and benefits described in Section 5 of the Employment Agreement and will continue to be subject to the terms and conditions of the Employment Agreement.

3. Date of Termination and Separation Benefits. Effective as of the Date of Termination you will resign your position of Executive Assistant to the Chief Executive Officer of the Company and from any other position with the Company and its subsidiaries and affiliates. Following the Date of Termination, you will be entitled to the following:

(a) Accrued and Unpaid Amounts. The Company will promptly pay to you any accrued and unpaid vacation, holidays and other paid-time off days as of the Date of Termination in accordance with and subject to the Company’s vacation pay policy. You will not accrue any vacation, holidays or other paid-time off days for the period after June 30, 2006.

(b) Business Expenses. Upon receipt of written receipts and appropriate supporting documentation, the Company will reimburse you for reasonable business expenses incurred by you through June 30, 2006, in accordance with and subject to the Company’s business expense reimbursement policy.

(c) Separation Benefits. In exchange for your execution of the general release set forth as Exhibit A hereto (the “General Release”) during the period described in Section 5 below and your commitment to abide by the covenants contained or referred to in Section 4(a), (b), (c) and (d) below, you will be entitled to the following Separation Benefits pursuant to Section 9(d) of the Employment Agreement and to certain additional benefits described below:

(i) on January 5, 2007, the Company will pay to you in a cash lump sum the amount payable by the Company, in the total amount of $2,401,089 consisting of the following amounts:

(A) FY06 Pro-rated Target Bonus of $382,500 x (273/365)	=$286,089
(B) Base pay of $450,000 x 2	=$900,000
(C) FY06 Target Bonus of $382,500 x 2	=$765,000
(D) Additional Payment of $450,000	=$450,000
Total:	$2,401,089

(ii) during the 12-month period commencing July 1, 2006 (the “Continuation Period”), the Company will provide you with continued participation in the Company’s medical, dental, and vision;

(iii) on January 5, 2007, the Company will pay to you in a cash lump sum an amount equal to $15,000 plus a gross-up for federal and state income taxes in lieu of reimbursement of the financial planning ($8,500), executive medical ($1,500), airline clubs ($1,000) and health club expenses ($4,000) you are expected to incur for the period from July 1, 2006 through June 30, 2007;

(iv) because the amount described in Section 3(c)(i) above is paid on January 5, 2007 (instead of immediately following the Release Effective Date), the Company will pay you on January 5, 2007, an amount equal to $60,000 in a cash lump sum as compensation for the six-month wait required for certain separation pay for “specified employees” under Section 409A; and

(v) all unvested options to purchase Company Common Stock held by you on the Date of Termination will become fully vested on the Date of Termination and you will be entitled to exercise all such options for a period of three years following the Date of Termination; provided, however, that the exercise price of your options to purchase (i) 98,348 shares of Company Common Stock granted to you on November 4, 2002 and (ii) 424,704 shares of Company Common Stock granted to you on May 6, 2002, in each case that were not vested as of December 31, 2004, will be the greater of (X) the exercise price on such date of grant and (Y) the fair market value of the Company Common Stock on July 1, 2006.

(d) Applicable Withholdings. To the extent required by law, the Company will withhold from any payments due to you under this Separation Agreement or the Employment Agreement, any applicable federal, state or local taxes and such other deductions as are prescribed by law.

4. Covenants. You understand and acknowledge that you will not be entitled to the Separation Benefits described in Section 3(c) above until the applicable dates specified in therein. In connection with such Separation Benefits, and in addition to your commitment to execute the General Release within the time period described in Section 5 below, you agree to abide by the following restrictions:

(a) Confidentiality. You acknowledge that during your employment with the Company you have been privy to all types of information that the Company and its related entities consider proprietary and/or confidential (“Confidential Information”). Such Confidential Information includes, without limitation, operation plans and techniques, customer lists and contact information, customer preferences, product and supply costs, financial information, trade secrets, and other intellectual property, in each case belonging to the Company and/or its related entities (except that information that is readily available in the public domain (apart from improper disclosure) will not be considered to be Confidential Information). You acknowledge that such Confidential Information is important to the Company and its business, and the need for the Company to keep such information confidential. Consequently, you agree to hold in the strictest of confidence, and not to use, reproduce, or otherwise disclose to any third party, such Confidential Information as long as such information remains proprietary and/or confidential. Notwithstanding the foregoing, you will be permitted to disclose any Confidential Information to the extent required by a validly issued legal process or court order, provided that you notify the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to your disclosure of any Confidential Information.

(b) Cooperation. During the Continuation Period, and if deemed reasonably necessary by the Company, you will reasonably assist and cooperate with the Company (and its directors, agents, and attorneys) in all respects in connection with the conduct of any pending or future action, proceeding, internal investigation, governmental or regulatory investigation, civil or administrative proceeding, arbitration, or litigation involving the Company or any of its subsidiaries or affiliates, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which you are called to testify, and will promptly respond to all reasonable requests by the Company relating to information that may be in your possession. This obligation will exist regardless of whether the Company is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. You will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations created by this paragraph 4(b). The Company will promptly reimburse you for any reasonable out-of-pocket and travel expenses incurred by you in connection with your fulfillment of your obligations under this paragraph 4(b), provided that such expenses have been approved by the Company, in writing, prior to your incurring the expense.

(c) Other Covenants. You acknowledge and agree that, in addition to the covenants described in this Separation Agreement, you are bound by and subject to the covenants set forth in Sections 7, 9(d), 9(e), 10 and 12 of the Employment Agreement. The Company acknowledges and agrees that, in addition to its obligations under this Separation Agreement, it is bound by and subject to the covenants set forth in Sections 9(d) and 12 of the Employment Agreement.

5. General Release. If you decide to accept the Separation Benefits, you agree to execute the General Release in the form attached hereto and return it to the Company no later than 5:00 p.m. EST on July 21, 2006. You acknowledge and agree that no Separation Benefits will be payable or provided to you unless the General Release becomes irrevocable and effective.

6. D&O and By-Law Coverage. The Company acknowledges and agrees that you will be covered under the policies of directors’ and officers’ liability insurance maintained by the Company and the by-laws of the Company with respect to claims arising from facts or events relating to your service as a director or officer of the Company that occurred or occur on or before the expiration of the Continuation Period to the extent provided in accordance with the terms of such insurance policies and by-laws.

7. Return of Property. On or before the Date of Termination, or when otherwise requested by the Company, you will return to the Company (and not deliver to any other person or entity) any and all Company property that you have in your possession or under your control. Such property includes, without limitation, computer hardware and software, electronic equipment, keys, identification cards, files, notes, electronic storage on CD ROM or in other storage media, records, reports, customer and business information, and other documents or materials relating to the Company’s business (and all copies thereof).

8. Voluntary Agreement/Assistance of Counsel. You represent and warrant that you are entering voluntarily into this Separation Agreement, and that, except as set forth herein, no promises or inducements for this Separation Agreement have been made, and you enter into this Separation Agreement without reliance upon any statement or representation by the Company or any other person, concerning any fact material hereto. You agree and acknowledge that it is your responsibility, in conjunction with your tax advisors, to consider the effect of this Separation Agreement on your individual tax situation and that the Company Released Parties (as defined in the General Release) make no representations with regard thereto. You declare and represent that you have carefully read and fully understand the terms of this Separation Agreement, have had the advice and assistance of counsel with respect thereto (or have voluntarily waived your right to such advice and assistance), and knowingly and of your own free will, without any duress, being fully informed and after due deliberation, voluntarily accept the terms of this Separation Agreement and sign the same as your own free act.

9. Successors/Assigns. This Separation Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This Separation Agreement will inure to the benefit of and be enforceable by your legal representatives. This Separation Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

10. Entire Agreement. This Separation Agreement (including Sections 7, 9(d), 9(e), 10 and 12 of the Employment Agreement, and any defined terms referred to in those Sections, which Sections and terms are incorporated by reference herein) constitutes the entire agreement between the parties respecting your separation of employment with the Company and supersedes all prior agreements and understandings, both written and oral, between the parties, including the Employment Agreement (other than to the extent incorporated by reference herein), with respect to the subject matter hereof and thereof, there being no representations, warranties or commitments between the parties except as set forth herein or in the portions of the Employment Agreement specifically referred to herein.

11. Governing Law. This Separation Agreement will be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of laws. This Separation Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

12. Captions. Section and paragraph captions herein are for convenience only and do not constitute part of this Separation Agreement and will not be deemed to limit or otherwise affect any of the provisions herein.

13. Counterparts. This Separation Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

14. Section 409A. The parties acknowledge that the requirements of Section 409A are still being developed and interpreted by governmental agencies, that certain issues under Section 409A remain unclear at this time, and that the parties have made a good faith effort to comply with the current guidance under Section 409A. Notwithstanding any other provision of this Separation Agreement to the contrary, in the event that amendments to this Separation Agreement are necessary to comply with the current or future guidance under Section 409A, including amendments necessary to ensure that compensation and benefits are not subject to Section 409A, you agree that the Company will be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

We thank you for your past service to the Company and wish you well in your future endeavors.

Best regards,

CONEXANT SYSTEMS, INC.

By:      /s/
Name: Michael Vishny
Title: Senior Vice President, Human Recourses

July 5, 2006

I, F. Matthew Rhodes, have read the above letter, understand and agree with its terms, and have received a copy.

___________/s/______________________ F. Matthew Rhodes

Dated: June 27, 2006

EXHIBIT A – GENERAL RELEASE

FOR AND IN CONSIDERATION OF certain separation benefits set forth in the letter agreement to which this General Release is attached, I, F. Matthew Rhodes, agree, on behalf of myself and my heirs, executors, administrators, and assigns, to release and discharge Conexant Systems, Inc. (the “Company”), and its current and former officers, directors, employees, agents, owners, subsidiaries, predecessors, divisions, affiliates, parents, successors, and assigns (the “Company Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) that I and my heirs, executors, administrators, and assigns have, or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to June 30, 2006, including without limitation, my employment by the Company and the cessation thereof, my Employment Agreement made as of January 15, 2004 with the Company, as amended by letter agreements dated November 14, 2004 and January 20, 2006 (the “Employment Agreement”), and any predecessor employment agreements, all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§  151 et seq., the California Fair Employment and Housing Act, as amended, Cal. Gov’t Code §§ 12900 et seq., and any other equivalent federal, state, or local statute; provided, however, that I do not release or discharge the Company Released Parties (i) from any Losses arising under the ADEA that arise after the date on which I execute this General Release, (ii) from any claims for benefits in which I am vested that I may have under the terms of any of the Company’s benefit plans applicable to me or (iii) from any claims for a breach by the Company of its future obligations (i.e., those that arise after the date on which I execute this General Release) under the Separation Agreement dated as of June 23, 2006 between me and the Company (including with respect to the provisions of the Employment Agreement incorporated by reference into the Separation Agreement). It is understood that nothing in this General Release is to be construed as an admission on behalf of the Company Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment or with the termination of such employment.

I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Company Released Parties before any federal, state, or local agency, court, or other body relating to my employment or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release will preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA on or before the date on which I execute this General Release.

I acknowledge that I am familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I hereby waive and relinquish any rights and benefits that I have or may have under Section 1542 of the Civil Code of the State of California to the full extent permitted by law.

I acknowledge that I have twenty-one (21) days in which to consider whether to execute this General Release. I understand that such 21-day consideration period may be waived by me and that I may execute this General Release prior to the expiration of such consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to Michael H. Vishny at the Company, 4000 MacArthur Boulevard, West Tower, Newport Beach, CA 92660, Fax (949-483-9462).

If seven (7) days pass without receipt of such written notice of revocation, this General Release will become binding and effective on the eighth day (the “Release Effective Date”).

This General Release will be governed by the laws of the State of California without giving effect to its conflict of laws principles.

/s/	June 27, 2006
F. Matthew Rhodes	Date